Exhibit 99.2

Letter to Shareholders

To Our Shareholders and Friends:

HCSB Financial Corporation recently concluded its most profitable second quarter and first six months. Net income for the first half of this year increase by $58,000, or a 10% improvement over the same period in 2002. Second quarter earnings this year showed a $54,000 increase over the second quarter of 2002, or a 19.7% improvement. We were able to accomplish these achievements despite the fact that we increased our Loan Loss Provision as our loan portfolio continued to grow. In addition, we have been able to overcome a decline in our net interest margin resulting from the steady reduction in interest rates over the first half of this year.

During the six months ending June 30, 2003, our loan portfolio grew to $183.7 million or a 28.12% increase over figures of June 30, 2002, while deposits increased to $201.9 million during this same period this year. HCSB Financial corporation closed on June 30, 2003 with total assets of $260.6 million.

Our newest offices in Myrtle Beach and Windy Hill Beach have contributed greatly to our growth thus far this year. Likewise, our Socastee and Homewood offices have both contributed to our profitability and growth trends this year.

Earlier this year, your Board of Directors authorized the payment of a 5% stock dividend. This type of dividend enable your company to retain its earnings to support the projected continued growth of our financial institution as well as to reward shareholders in a manner which is not taxable until and unless a shareholder decides to liquidate his stock.

Also, earlier this year we began construction of new permanent facilities for our Tabor City and Myrtle Beach offices. And, too, in February we moved into our new permanent building at 4400 Hwy. 17 South, Windy Hill Beach, which is the new entrance to Barefoot Resort.

Thus, as, predicted, the expansion of the branch network of Horry County State Bank, the sole subsidiary of HCSB Financial Corporation, has enabled our company to not only grow and diversify our primary market area but also to stimulate the overall growth of our company. And while such expansion has tempered earnings growth in the short run, it has opened up great opportunities for additional long-term profitability as we see taking hold now.

We continue to recognize and appreciate the contributions and support our shareholders in our success and encourage you to utilize and recommend Horry County State Bank at every opportunity.

James R. Clarkson
President & Chief Executive Officer

HCSB Branch Locations

LORIS

      5009 Broad Street*
      Loris, South Carolina 29569
      (843) 756-6333

      4011 Meeting Street
      Loris, South Carolina 29569
      (843) 756-7168

MT. OLIVE

      5264 Highway 9
      Green Sea, South Carolina 29545
      (843) 392-6333

LITTLE RIVER

      3189 Highway 9 East*
      Little River, SC 29566
      (843) 399-9523

TABOR CITY

      3201 Highway 701 North*
      Loris, South Carolina 29569
      (910) 653-3222

CONWAY

      1627-A Church Street*
      Conway, SC 29526
      (843) 248-8250

      3201 Highway 701 North*
      Conway, South Carolina 29526
      (843) 369-4272

SOCASTEE

      3600 Highway 17 Bypass South*
      Myrtle Beach, South Carolina 29577
      (843) 293-7595

WINDY HILL

      4400 Highway 17*
      N. Myrtle Beach, South Carolina 29582
      (843)663-5600

MYRTLE BEACH

      1601 N. Oak Street, Suite 103
      Myrtle Beach, SC 29577
      (843) 839-8339

*Denotes ATM Locations

Member Federal Deposit Insurance Corporation

HCSB Financial Corporation and its Subsidiary,

HCSB

HORRY COUNTY STATE BANK

www.horrycountystatebank.com

June 30, 2003

Financial Report

Corporate Headquarters
5201 Broad Street, Loris, South Carolina 29569
(843)756-6333